                                                                     Exhibit 12

                       A. H. BELO CORPORATION Exhibit 12
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                     Year Ended December 31,                 Three Months Ended March 31,
                                      ----------------------------------------------------   ----------------------------
                                         1992       1993       1994       1995       1996        1996            1997
                                      --------   --------   --------   --------   --------   -------------   ------------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes       $ 61,573   $ 75,578   $107,897   $111,014   $144,040      $ 21,388        $ 35,253
     Add:  Total fixed charges          26,597     18,792     17,294     32,089     29,009         9,100          14,019

     Less:  Interest capitalized           395      1,961        138        957        255             6              90
                                      --------   --------   --------   --------   --------      --------        --------
               Adjusted earnings      $ 87,775   $ 92,409   $125,053   $142,146   $172,794      $ 30,482        $ 49,182
                                      ========   ========   ========   ========   ========      ========        ========

Fixed Charges:
     Interest                         $ 24,554   $ 16,976   $ 16,250   $ 30,944   $ 27,898      $  8,870        $ 13,537
     Portion of rental expense
          representative of the
          interest factor (1)            2,043      1,816      1,044      1,145      1,111           230             482
                                      --------   --------   --------   --------   --------      --------        --------
               Total fixed charges    $ 26,597   $ 18,792   $ 17,294   $ 32,089   $ 29,009      $  9,100        $ 14,019
                                      ========   ========   ========   ========   ========      ========        ========

Ratio of Earnings to Fixed Charges        3.30x      4.92x      7.23x      4.43x      5.96x         3.35x           3.51x
                                      ========   ========   ========   ========   ========      ========        ========


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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.